Exhibit 99.1
Ana E. Fonseca Appointed to New Term on FHLBank San Francisco Board of Directors

SAN FRANCISCO – December 16, 2025 – The board of directors of the Federal Home Loan Bank of San Francisco has appointed Ana E. Fonseca to fill a California member director vacancy on the board beginning January 1, 2026. Ms. Fonseca is president and chief executive officer of Logix Federal Credit Union (Logix), Valencia, California. The term of this seat ends December 31, 2028.

Ms. Fonseca replaces Jeffrey K. Ball, who resigned from the Board effective December 31, 2025.

Ms. Fonseca has decades of experience in the financial services industry and has been the president and chief executive officer of Logix since January 2019. Overall, Ms. Fonesca has been with Logix for over 20 years and has held roles including chief operating officer and chief financial officer. Prior to Logix, she was the chief financial officer for Southland Credit Union and a revenue manager for Lockheed Finance Corporation.

December 16, 2025 | FHLBank San Francisco